Exhibit 10.1

Credit Agreement
at a variable rate of interest – Corporate

Type of credit:
Account No: 4440363245

Lender	Danske Bank A/S

Borrower	DAPLOMA INTERNATIONAL A/S VALSEHOLMEN 15 2650 HVIDOVRE		Customer No: 0019189597

If there is more than one borrower, the conditions for the credit facility will govern each individual borrower under this Loan Agreement.

Credit line	Credit line		DKK 17,000,000.00

Establishment costs	Establishment costs
	Establishment commission	DKK	30,000.00
	Processing fee (0.05%)	DKK
	Registration fee	DKK
DKK
DKK
	Total establishment costs which will be debited to the account		DKK 30,000,00

Contents of this	This Credit Agreement is divided into two parts:
document	• Part 1: Individual conditions for the Credit Agreement
• Part 2: The Bank’s General Conditions

Part 1: Individual conditions for the Credit Agreement

Repayment and term of the Credit Agreement

The Credit Agreement shall be effective until further notice.

Interest, fees and commission

Interest on loans

The Borrower pays interest on the credit facility at a variable rate corresponding to Danske BOR for Danish kroner plus a variable surcharge fixed by the Bank of currently 2,00 percentage points.

As at 10th May 2006, Danske BOR for Danish kroner is 2,65% p.a, Danske BOR is variable and determined by the Bank every banking day with effect on the same banking day.

The rate of interest currently totals 4,65% p.a.

Interest on overdrafts

The Borrower pays a special rate on authorised overdrafts. This rate is charged only on the amount drawn on the authorised overdraft.

If the Borrower exceeds the credit line without prior agreement with the Bank or draws on the credit line in conflict with agreements concluded, the Borrower is liable to pay penal interest on the amount of the unauthorised overdraft.

Interest accrues on unauthorised overdrafts from the first day on which the credit line is overdrawn.

Interest on deposits

Danske Bank pays interest on credit balances in the account at a variable rate. The rate of interest corresponds to Danske BID for Danish kroner minus a variable deduction determined by the Bank of currently 1,00 percentage points.

As at 10th May 2006, Danske BID for Danish kroner is 2,55% p.a. Danske BID is variable and determined by the Bank every banking day with effect on the same banking day.

The rate of interest currently totals 1,55% p.a.

Commission

The Borrower pays a variable commission on the maximum amount of the facility. The commission rate is fixed by the Bank.

The commission rate is currently   %   p.a.

Fees

The Bank is entitled to charge a fee for the continuous administration of this Credit Agreement.

Addition or charging of interest and commission

The Bank adds debit and credit interest and commission to the facility four times a year. Interest and commission are calculated in arrears each 31 March, 30 June, 30 September and 31 December and added or charged on the last banking days of these months. Interest will be added the first time at the next end of quarter.

The Bank adds interest in March, June and September only if the interest on loans, having been set off against the interest on deposits, exceeds or is equal to the minimum amount stated in the Bank’s guide to computation and addition of interest, etc. Interest that is not added on the dates stated is carried forward and added in the following quarter, but not later than the last banking day of December.

Changes

Interest rates are changed in accordance with changes in Danske BOR and Danske BID.

The Bank may change the variable surcharge and deduction in accordance with the General Conditions (Part 2).

The Bank may change the variable commission rates and fees in accordance with the General Conditions (Part 2).

Statement of account

The Bank sends a statement of account after each addition or charging of interest to the account, unless otherwise agreed. Additional statements of account are available on request against payment of a fee.

The Borrower’s duty of disclosure

The Borrower must notify the Bank of any change of address.

The Borrower must give the Bank information on the Borrower’s financial position on request. This applies even if the Bank did not request such information when the Credit Agreement was entered into.

The Bank is entitled to demand submission of all details of accounts, budget and auditing, including auditor’s records, which, in the opinion of the Bank, are necessary to clarify the Borrower’s financial situation. For companies, such information could, for example, be the audited annual reports with specifications and budgets, and for other business customers, including sole traders, such information could be business accounts inclusive of income and capital statements.

In addition, the Bank may demand insight into the personal financial situation of the owner or main shareholder, for instance annual tax returns, annual assessment by the tax authorities and budgets.

Information to third-party pledgors or guarantors

The Bank may inform third-party pledgors or guarantors of the balance of the facilities with the Bank for which security or guarantee has been provided.

Insurance premiums for pledged or mortgaged assets

If the Borrower has provided security for the credit facility by a pledge or mortgage on a vehicle, vessel, real or personal property, and the pledge or mortgage includes a comprehensive motor insurance policy, a hull insurance policy on a vessel, or a fire insurance policy covering real or personal property, the Borrower shall pay the premium demanded from time to time by the insurance company in respect of the relevant policy.

The Borrower is under an obligation to pay the insurance premium for security provided by a third party if the latter fails to do so.

Termination

The Borrower can always terminate the Credit Agreement and pay the outstanding balance to the Bank.

The Bank may, at any time, demand that the credit line be settled immediately irrespective of the repayment schedule agreed on.

Default or other cause of termination

The credit facility falls due for immediate repayment in any of the following events:

•                  if any amount due under this Credit Agreement is not paid on time

•                  if the Borrower or Guarantor

•                  is subject to the seizure of property or arrest, suspends payments, is subject to bankruptcy or other insolvency proceedings, or starts negotiations for debt relief or for a composition with creditors, including a request for a voluntary composition with the Bank or any other creditor

•                  takes up permanent residence outside Denmark and fails to arrange the details in respect of repayment with the Bank before moving out of the country

•      dies

•      ceases to exist by reason of a merger with another company or by reason of division

•                  if the value of any security in the form of shares, bonds, currency, mortgages or other price-sensitive instruments or financial assets provided by the Borrower or a third party materially deteriorates, and neither of them provides other adequate additional security within fourteen days of the Bank’s written demand.

•                  if the insurance of pledged assets is not renewed properly and the pledgor fails to produce a receipt for having settled the matter within eight days of the Bank’s written request for settlement.

•                  if, in the opinion of the Bank, there has been a significant deterioration in the financial position of the Borrower or Guarantor

•                  if the Borrower fails to submit to the Bank the information about the Borrower’s financial situation stated under the Borrower’s duty of disclosure.

Environmental factors

The Borrower declares that the Borrower will observe whatever environmental regulations may be in force from time to time, will act in accordance with any environmental approvals applying to the Borrower’s undertaking. The Borrower will notify the Bank of any changes in the environmental status of the Borrower’s undertaking.

Law and venue

Legal proceedings in respect of this Credit Agreement are subject to Danish law and disputes arising out of it may be heard in a Danish court of law. However, the Bank reserves the right to bring an action against customers before the competent court of their domicile or any other competent court of justice.

Special conditions

This credit facility is included in the multi option facility (see letter of 11 May 2006). The total use of the facilities under the multi option facility must not exceed the agreed limit of DKK 17,000,000.

Other conditions

The Credit Agreement is also governed by the following:

•      Part 2: The Bank’s General Conditions unless derogated from in Part 1.

The general conditions contain provisions on, for instance,

•      Interest, fees and commission

•      Setoff

•      The Bank’s liability

Borrower’s signature

By signing this Agreement, the Borrower accepts that the Bank may change its General Conditions at the notice stated in these conditions.

The Borrower hereby acknowledges that the Borrower owes the Bank the amount drawn under the credit line with the addition of interest and commission as well as any fees and expenses.

If there is more than one Borrower, each Borrower acknowledges being jointly and severally liable with the other borrowers under this Credit Agreement.

The Borrower also acknowledges receipt of a copy of this Credit Agreement.

15-05-06
Date:		Date

/s/ Lasse Nordfjeld
	Binding signature for Daploma	In witness hereof
International A/S

Date
Date:

	Binding signature for Daploma	In witness hereof
International A/S

Part 2: General Conditions

Applicable from 15 October 2003 for existing and new customers.

1. Introduction

The General Conditions apply to all business relationships between you and the Bank. They specify both your and the Bank’s rights and obligations.

For certain agreements, the Bank has more detailed conditions that serve as a supplement to the General Conditions. This is the case, for example, for payment cards, credit cards, custody accounts, and securities and foreign exchange transactions. When you enter into agreements regarding such services with the Bank, you will receive the relevant conditions.

If you have an agreement on conditions that differ from the General Conditions, the conditions of your agreement will apply.

2. The General Conditions are subject to change

The Bank may alter the General Conditions at one month’s notice.

3. Power of attorney

You may authorise specific parties in writing to operate your accounts, custody accounts and safe deposit boxes, usually by using the Bank’s power of attorney form. If you want to alter or revoke the power of attorney, you must do so in writing as well. Alterations and revocations come into force when the Bank receives your written notice.

For sole proprietorships, the power of attorney expires upon the death of the person who authorised it; and accounts, custody accounts and safe deposit boxes are blocked until a probate court has issued an order on the processing of the estate.

4. Qualifications regarding cover and processing of payments and transfers from other banks

I.      Qualifications regarding cover

All payments into your account are recorded. For non-cash payments (such as cheques), recognition of the amount is subject to the Bank’s actually receiving the amount. In case of a bad cheque, we will withdraw the amount from your account. This also applies to cheques from Danske Bank’s customers. You will be notified if the Bank reverses an entry.

Please note that this qualification applies even if it is not stated on the receipt or any other notices of the payment.

II.    Processing of payments and transfers from other banks

When the Bank receives a payment to an account – for instance a transfer from another bank – the funds are always deposited in the account with the account number indicated. The Bank does not consider other information such as the name of the accountholder.

5. Review of your statements of account

You should review your statements of account closely and check that all entries are correct.

If your statements contain entries that you do not accept, please contact the Bank as soon as possible.

6. The Bank has a right to reverse entries

The Bank may reverse entries when it has deposited an amount in your account by obvious mistake, for example, if the same amount is deposited twice. Another example is entries that we are obliged to reverse in accordance with agreements we have with other Danish banks. You will be notified if the

Bank reverses an entry.

7. Interest and commissions

I.      General information about interest and commission rates

You can obtain information about the prevailing rates at any branch of the Bank.

II.    Changes in interest and commission rates

If you have agreed to a fixed interest rate and/or commission rate or other special interest terms, your agreement with the Bank will specify under what conditions the Bank can alter these terms.

Otherwise, the Bank may change interest and commission rates applying to deposits and loans without notice under the following conditions:

1.               If changes in monetary or credit policies in Denmark or abroad cause the general level of interest rates to change in a way that affects the Bank.

2.               If other changes in the general level of interest rates, including developments in money and bond markets, affect the Bank.

3.               If market conditions, such as competition in Denmark or abroad, give grounds for changes for one or more types of account.

4.               If the Bank decides to alter its general interest rate and pricing policy in the ordinary course of its business and independently of interest rate trends in general. Such changes may be made on the basis of earnings considerations or in order to use our resources or capacity more efficiently.

5.               If, in the opinion of the Bank, the conditions on which your interest and commission rates are based change materially. Such conditions concern changes in your business relationship with the Bank, for example changes in the amount or extent of your deposits, loans or credit facilities.

III.         Calculation and addition of interest and commission

The Bank determines the specific conditions that apply to the calculation and addition of interest and commissions as well as value dating. These conditions may be changed by the Bank at any time without notice.

You can get a brochure on the computation of interest at any branch of the Bank. It provides additional information about interest computation, value dates and addition of interest.

IV.   Interest on overdrafts and arrears

The Bank is entitled to demand interest on overdrafts and arrears if you overdraw your account or an amount due is in arrears.

8. Fees

I.      General information about fees

The Bank usually charges a fee for services, such as executing payments outside of Denmark, retrieving account statements and other documents, making photocopies, performing special tasks for you and sending reminder letters.

In addition, the Bank charges a fee for responding to queries from public authorities, such as the tax authorities, that we are obliged to answer.

You can obtain information about fees at any branch of the Bank.

II.    Calculation of fees

A fee may be calculated as

•      a fixed amount

•      a percentage

•      an hourly rate

or a combination of these methods

III. Changes in fees

There are two kinds of fees.  One applies to “ongoing contractual services” and the other to “one-off services”. Currency exchange and securities purchases are examples “one-off services”. In contrast, an agreement covering a certain period of time is an example of an “ongoing contractual service”. Such an agreement may be for an account or the Bank’s online systems, for example.

The Bank may reduce fees without giving advance notice. The Bank may also introduce and raise fees for one-off services without giving advance notice. The same applies to new contractual services.

In respect of ongoing contractual services, the Bank may increase the fees that you pay on an ongoing basis at one month’s notice under the following conditions:

1.               If market conditions, including competition in Denmark or abroad, give grounds for altering one or more fees.

2.               If the Bank decides to alter its general fee structure and pricing policy in the ordinary course of its business. Such changes may be made on the basis of earnings considerations or in order to use our resources or capacity more efficiently.

3.               If the conditions on which your fee terms are based change materially. Such alterations may derive from changes in your business relationship with the Bank, for example changes in the amount or extent of your deposits, loans or credit facilities.

When introducing new fees for ongoing contractual services in the ordinary course of its business – that is, fees for services for which we have not previously charged a fee – the Bank will give you one month’s notice. Such changes may be made on the basis of earnings considerations or in order to use our resources or capacity more efficiently.

9.     Notice of changes in interest rates, commission rates and fees

Changes in the Bank’s interest rates, commission rates and fees will be announced in the Danish daily press or by letter. The new rate of interest will also appear on the first statement of account or other statement you receive after the change.

The Bank will advise you by letter if a change in interest rates, commission rates or fees is prompted by a change in the conditions on which your individual interest, commission or fee terms are based.

10.  Refund to the Bank of costs incurred

The Bank is entitled to claim reimbursement for the following:

•                  Amounts paid by the Bank on your behalf. Such amounts include taxes, duties or costs of communication.

•                  Expenditure incurred by the Bank because you have defaulted on an agreement, for example, the payment of insurance premiums related to collateral pledged, court or legal fees or other fees.

11. Business abroad

If you want the Bank to transact business abroad on your behalf – including money transfers – we will choose the foreign bank or other institution unless you have established an agreement to the contrary.

Apart from safe custody of foreign securities, the Bank has no liability for any errors committed by the correspondent bank or for its solvency.

Both the Bank and you must observe the general conditions of our correspondent banks and the local laws and practices governing the transaction.

You can obtain a brochure about payments to and from Denmark at any branch of the Bank.

12. Right of set-off

The Bank is entitled to set off, without advance notification, a claim for any amount that you owe the Bank against any of your other account balances or any present or future claim you may have on the Bank.

13. Electronic notices

The Bank is entitled to send you all information electronically, although our documents, terms and conditions and other materials contain such words as “written”, “letter” and “statement of account”, provided that such procedure is in accordance with Danish law or an agreement made between you and the Bank.

14. Recording telephone conversations

The Bank reserves the right to record telephone conversations in order to be able to document their content.

Such recordings are normally used only for securities and foreign exchange trading, and they are made only for the Bank’s own use.

15. Termination of the banking relationship

Both you and the Bank may terminate our banking relationship at any time without giving prior notice, unless you have agreed otherwise with the Bank. If the Bank terminates the relationship, we will explain the reason.

When our banking relationship has been terminated, we shall be entitled to terminate any guarantee or surety obligations we have issued and to discharge ourselves from any other liabilities we have entered into on your behalf, including liabilities in foreign currency.

At the same time, you must release us from all obligations entered into on your behalf and provide collateral for such obligations if we consider it necessary.

16. The Bank’s liability

The Bank shall be liable for the tardy or defective performance of its contractual obligations resulting from error or negligence.

Even in areas of increased liability, the Bank shall not be liable for losses arising from

•                  breakdown of or lack of access to IT systems or damage to data in these systems due to any of the factors listed below and regardless of whether or not the Bank or a third-party supplier is responsible for the operation of these systems

•                  power failure or a breakdown of the Bank’s telecommunications, legislative or administrative intervention, acts of God, war, revolution, civil unrest, sabotage, terrorism or vandalism (including computer virus attacks or hacking)

•                  strikes, lockouts, boycotts or picketing, regardless of whether the Bank or its organisation is itself a party to or has started such conflict and regardless of its cause (this also applies if the conflict affects only part of the Bank)

•      other circumstances beyond the Bank’s control

The Bank shall not be exempt from liability if

•                  the Bank ought to have foreseen the cause of the loss when the agreement was concluded or ought to have avoided or overcome the cause of the loss

•      under Danish law, the Bank is liable for the cause of the loss under any circumstances.

Further information about your relationship with the Bank

I. Guidelines for processing and disseminating customer information

The Bank’s information about customers

The Bank receives various information about you and your accounts in the ordinary course of its business, for example, your name, address and civil registration number or VAT number.

We generally use this information for administrative purposes, credit evaluation and advisory services. It also forms the basis of the current and future financial services that the Bank and the Danske Bank Group can offer customers.

The following sections explain the situations in which we must pass on information and the situations n which we may pass on information.

When does the Bank pass on information?

The Bank’s employees are bound by their obligation to confidentiality and may not pass on or use information about you unless authorised to do so.

In some cases, the Bank is obliged to pass on information to public authorities, such as the tax authorities.

In other cases, we pass on data to the extent permitted by law. For example, we give your name and address when you want to transfer an amount to accounts in other banks. We do this partly to ensure that the recipient knows where the payment comes from.

Finally, the Bank may pass on information if you have given your consent. You can always change your consent or revoke it. In order that you remain aware of the status of such consent, we send an annual notification showing what information is passed on, the purpose of the disclosure and the recipient.

Information passed on within the Danske Bank Group

The Bank may also pass on information to other companies of the Group without your consent if the information is so-called ordinary customer information, such as your name and address. In such cases, the recipient is of course also bound by an obligation to confidentiality. The information may be used for advisory services, administration and marketing.

We request your consent to pass on information for such purposes as credit evaluation and determination of interest rates in order to give you the very best advice no matter which branch or company of the Danske Bank Group you contact. This enables us to offer you prices and terms reflecting the scope of your business with the Group.

Your consent is of course voluntary.

Access to information about you

You can always ask the Bank what information we have about you.

If the Bank has incorrect information

If it turns out that the Bank’s information about you is incorrect, the Bank will of course correct the data immediately. At the same time, the Bank will notify other recipients of the correction.

Complaints about the Bank’s use of customer information

If you wish to lodge a complaint about the Bank’s use of information about you, you may do so by contacting:

Danske Bank, Holmens Kanal 2-12, DK-1092 KÆbenhavn K, Denmark

or

The Danish Data Protection Agency, Borgergade 28, 5th floor, DK-1300 KÆbenhavn K, Denmark; e-mail: dt@detatilsynet.dk

II. Executive order on good practice for financial enterprises

The Danish Ministry of Economic and Business Affairs has issued an executive order on good practices for financial enterprises.

In reference to this executive order, please be aware that in some cases the Bank receives a commission or another form of monetary consideration when it sells a business partner’s products or refers customers to another company. This might be the case, for example, when the Bank arranges mortgage loans, factoring agreements and insurance policies or refers customers to a real-estate agent. You can find information about the Bank’s business partners on the Bank’s Web site: www.danskebank.dk.

You can also see the executive order on good practices for financial enterprises on the Bank’s Web site.

III. The Guarantee Fund for Depositors and Investors (Garantifonden for indskydere og investorer)

The Guarantee Fund for Depositors and Investors (“the Guarantee Fund”) provides some degree of protection against losses in the event that the Bank goes bankrupt or is declared bankrupt.

The Guarantee Fund covers registered bank deposits up to DKK 300,000 per depositor.

The Guarantee Fund also covers your losses relating to investments if your bank is unable to deliver securities it has kept in safe custody, administered or managed on your behalf. The Guarantee Fund covers losses up to EUR 20,000 per investor.

The Guarantee Fund has issued a brochure that explains more about your protection against losses. The brochure is available in English on the Guarantee Fund’s Web site: www.garantifonden.dk.

IV. Customers of both Danske Bank and BG Bank

Please be aware that BG Bank is a division of Danske Bank. Information about your customer relationship is therefore also accessible to BG Bank; and if you have an account or custody account with BG Bank, you will be considered – in relation to the Guarantee Fund’s rules on coverage – to be a single depositor or investor for the total of your deposits or securities holdings.

Danske Bank A/S

Holmens Kanal 2 – 12, 1092 DK-KØbenhavn K

Telephone +45 33 44 00 00, Fax +45 33 44 28 85

www.danskebank.com